EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 29, 2022, we had seven “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

1.Cheddar’s Casual Cafe, Inc., a Delaware corporation, doing business as Cheddar’s Scratch Kitchen

2.Cheddar’s Restaurant Holding Corp., a Delaware corporation

3.GMRI, Inc., a Florida corporation, doing business as Olive Garden, Bahama Breeze and Seasons 52

4.N and D Restaurants, LLC, a Florida limited liability company, doing business as Olive Garden

5.Olive Garden of Texas, LLC, a Texas limited liability company, doing business as Olive Garden

6.RARE Hospitality International, Inc., a Georgia corporation, doing business as LongHorn Steakhouse and Olive Garden

7.Yard House USA, Inc., a Delaware corporation, doing business as Yard House

In addition, we also had the following subsidiaries:

8.Bahama Breeze Holdings, LLC, a Florida limited liability company, doing business as Bahama Breeze
9.Capital Grille Holdings, Inc., a North Carolina corporation, doing business as The Capital Grille

10.Darden Corporation, a Delaware corporation

11.Eddie V’s Holdings, LLC, a Florida limited liability company, doing business as Eddie V’s

12.Florida SE, LLC, a Florida limited liability company, doing business as Olive Garden
13.Olive Garden Holdings, LLC, a Florida limited liability company, doing business as Olive Garden
14.Rare Hospitality Management, LLC, a Delaware limited liability company, doing business as LongHorn
Steakhouse
15.Seasons 52 Holdings, LLC, a Florida limited liability company, doing business as Seasons 52